Page 1 of 16 UnitedHealth Group Reports First Quarter 2026 Results • First Quarter 2026 Revenues of $111.7 Billion Grew 2% Year-over-Year • Earnings of $6.90 Per Share and Adjusted Earnings of $7.23 Per Share • Full Year 2026 Earnings Outlook Raised to Greater Than $17.35 Per Share; Adjusted Earnings of Greater Than $18.25 Per Share To view this information in a different format, including graphics, published on our website, click here: https://www.unitedhealthgroup.com/content/dam/UHG/PDF/investors/2026/unh-reports-first-quarter-2026-results.pdf (April 21, 2026) UnitedHealth Group (NYSE: UNH) today reported first quarter 2026 results, with performance supported by actions taken over the last several quarters. “We are continuing to help simplify and modernize health care for the people and care providers we serve, bringing greater value, affordability, transparency and connectivity,” said Stephen Hemsley, chief executive officer of UnitedHealth Group. The company expects full year 2026 adjusted net earnings of greater than $18.25 per share. Consolidated revenues for the first quarter 2026 were $111.7 billion, with earnings from operations of $9.0 billion. Net margin was 5.6% compared to 5.7% in the year ago quarter. Cash flows from operations were $8.9 billion, or 1.4x net income, and the debt-to-capital ratio was 42.9% as of March 31, 2026. UnitedHealth Group’s medical cost ratio was 83.9% for the first quarter 2026, down 90 basis points from the first quarter 2025. The operating cost ratio of 13.8% in the first quarter 2026 compared to 12.4% in the first quarter 2025, reflecting investments to drive improved consumer and care provider experiences and greater operating efficiencies, as well as investments in its people and the communities it serves. The company continues to build on the initiatives begun in the second half of 2025, strengthening in essential areas including operations, management, technology, consumer and provider experiences, community engagement and corporate governance. Actions included: • Refocusing the organization on U.S. health care, exiting non-U.S. businesses. • Refreshing nearly half of the top 100 leadership roles. • Accelerating simplification and modernization, including substantial artificial intelligence and cybersecurity investments. • Advancing meaningful changes in areas such as data and process interoperability, prior authorization, transparency, pharmacy practices and more. • Creating a Public Responsibility Committee of the Board, naming a Lead Independent Director and new committee chairs, adding a new independent director and accelerating the board recruiting process. • Redoubling community engagement and support through the United Health Foundation. During the quarter, the company entered into an agreement to acquire Alegeus Technologies, a health care technology platform providing benefits administration for consumer-directed healthcare accounts, reflecting the company’s commitment to advancing more flexible, consumer-centered solutions. The acquisition is subject to regulatory review and is expected to close in the back half of 2026 and be earnings neutral to 2026. UnitedHealth Group also completed the sale of the Optum UK

Page 2 of 16 business, with $400 million in net proceeds committed to the United Health Foundation, and entered into an arrangement to buy back at least $2 billion of its common stock, which it expects to complete by the end of the second quarter 2026. First Quarter 2026 Key Performance Metrics • First quarter 2026 adjusted net earnings were $7.23 per share. • The medical care ratio of 83.9% included a 20 basis point positive impact from the previously disclosed Optum Health loss contracts reserve. • The operating cost ratio of 13.8% reflected incremental investments in people, processes and technology, including artificial intelligence, to improve performance and support future innovations, modernization, growth and earnings. • UnitedHealthcare served 49.1 million consumers and expanded operating margins by 40 basis points to 6.6% compared to 6.2% in the first quarter 2025. • Optum supported more than 122 million consumers across its businesses, driving revenues of $63.7 billion and earnings of $3.3 billion, reflecting a margin of 5.2%. • Optum Health operating earnings were $1.1 billion. Adjusted operating earnings were $1.3 billion, excluding the impacts related to the third-party loss contracts and restructuring actions disclosed in the fourth quarter 2025.

Page 3 of 16 UnitedHealth Group First Quarter 2026 Results Quarterly Financial Performance Three Months Ended March 31, 2026 March 31, 2025 December 31, 2025 Revenues $111.7 billion $109.6 billion $113.2 billion Earnings from Operations $9.0 billion $9.1 billion $0.4 billion Net Margin 5.6% 5.7% - • UnitedHealth Group’s first quarter 2026 revenues were $111.7 billion compared to $109.6 billion in the year ago quarter. • First quarter 2026 earnings from operations of $9.0 billion reflected improved operations and continued investments. • The first quarter 2026 medical care ratio was 83.9% compared to 84.8% in the first quarter 2025. The year-over-year decrease was driven by strong medical cost management and favorable reserve development, partially offset by consistently elevated utilization and unit cost trends. • Days claims payable were 48.6 compared to 44.1 in the fourth quarter 2025 and 45.5 in the first quarter 2025. The sequential variation was driven by seasonality and claims payment timing. Days sales outstanding of 21.6 compared to 18.8 in the fourth quarter 2025 and 22.3 in the year ago quarter, reflecting normal seasonality. • The first quarter 2026 operating cost ratio of 13.8% compared to 12.4% in 2025, reflecting investments in people, processes and technology to drive improved consumer and care provider experiences and greater operating efficiencies. • Cash flows from operations were $8.9 billion, or 1.4 times net income, reflecting strong earnings and changes in working capital accounts. • Debt-to-capital ratio was 42.9% as of March 31, 2026, compared to 43.9% in the fourth quarter 2025 and 44.6% in the first quarter 2025. The company continues to target a long-term debt-to-capital ratio of approximately 40.0% and expects to reach that level in the back half of 2026. • The company expects to repurchase at least $2.0 billion of its common stock by the end of the second quarter 2026.

UnitedHealthcare First Quarter 2026 Results

UnitedHealthcare provides health care benefits to individuals and employers, as well as Government Program beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

Quarterly Financial Performance			
	Three Months Ended		
	March 31, 2026	**March 31, 2025**	**December 31, 2025**
Revenues	$86.3 billion	$84.6 billion	$87.1 billion
Earnings from Operations	$5.7 billion	$5.2 billion	$0.3 billion
Operating Margin	6.6%	6.2%	0.4%

UnitedHealthcare

- UnitedHealthcare first quarter 2026 revenues of $86.3 billion compared to $84.6 billion in the first quarter 2025. UnitedHealthcare served 49.1 million people in the first quarter 2026 compared to 49.8 million people at year end 2025.
- UnitedHealthcare's first quarter 2026 earnings from operations were $5.7 billion compared to $5.2 billion in the first quarter 2025. Operating margin of 6.6% compared to 6.2% in the first quarter 2025, primarily due to repricing across all lines of business in response to cost trends that remain elevated but in line with expectations.

UnitedHealthcare Employer & Individual

- UnitedHealthcare Employer & Individual first quarter 2026 revenues were $20.1 billion compared to $19.8 billion in the first quarter 2025.
- The number of people served increased by 415,000 in the first quarter 2026, with growth in employer self-funded offerings partially offset by attrition in both group fully-insured and individual products.

UnitedHealthcare Medicare & Retirement

- UnitedHealthcare Medicare & Retirement first quarter 2026 revenues of $42.1 billion grew 1% year-over-year as a result of trend-driven repricing actions partially offset by attrition in the number of seniors served.
- Seniors served through Medicare Advantage, including programs serving complex populations included in Medicaid, declined by 965,000 in the first quarter 2026.

UnitedHealthcare Community & State

- UnitedHealthcare Community & State first quarter 2026 revenues of $24.1 billion grew 4% year-over-year, driven primarily by Medicaid rate updates.
- People served contracted by 220,000 in the first quarter 2026 primarily due to the early impact of state eligibility changes.

Page 4 of 16

Page 5 of 16 Optum First Quarter 2026 Results The Optum businesses serve participants throughout health care, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience. Quarterly Financial Performance Three Months Ended March 31, 2026 March 31, 2025 December 31, 2025 Revenues $63.7 billion $63.9 billion $70.3 billion Earnings from Operations $3.3 billion $3.9 billion $0.1 billion Operating Margin 5.2% 6.1% 0.1% Optum Health • Optum Health’s first quarter 2026 revenues of $24.1 billion decreased 3% year-over-year, reflecting fewer value-based care members. • First quarter 2026 earnings from operations were $1.1 billion, representing a 4.7% margin. Adjusted earnings from operations were $1.3 billion, reflecting a margin of 5.4%, excluding the positive impacts of the third-party loss contracts reserve and restructuring actions taken in the fourth quarter 2025. The year-over-year change was driven by continued investments and medical costs that remain elevated, partially offset by operational improvements across the business. Optum Insight • Optum Insight’s first quarter 2026 revenues of $5.1 billion compared to $5.0 billion in the year ago quarter. • First quarter 2026 earnings from operations were $1.0 billion compared to $1.2 billion in the first quarter 2025. The year- over-year decrease was driven by continued investments in people, technology and new products. Optum Rx • Optum Rx’s first quarter 2026 revenues of $35.7 billion increased 2% year-over-year, driven by growth in specialty pharmacy partially offset by UHC membership attrition. • Earnings from operations for the first quarter 2026 were $1.2 billion compared to $1.3 billion in the first quarter 2025. The decrease year-over-year was primarily due to lower volume from membership attrition at UHC and investments in people. Adjusted scripts were 383 million compared to 408 million last year.

Page 6 of 16 About UnitedHealth Group UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn. Earnings Conference Call As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:00 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page through May 5, 2026. This earnings release and the Form 8-K dated April 21, 2026, can also be accessed from the Investor Relations page of the company’s website. Non-GAAP Financial Information This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release. Forward-Looking Statements The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal actions concerning our participation in the Medicare program; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties associated with our increasing use of artificial intelligence and other emerging technologies; failure to complete, manage or integrate strategic transactions; risks and uncertainties associated with the sale of our remaining operations in South America; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock. This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward- looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward- looking statements, except as required by law. Investors: Media: investor_relations@uhg.com uhgmedia@uhg.com

UNITEDHEALTH GROUP Earnings Release Schedules and Supplementary Information Quarter Ended March 31, 2026 • Condensed Consolidated Statements of Operations • Condensed Consolidated Balance Sheets • Condensed Consolidated Statements of Cash Flows • Revenues by Business - Supplemental Financial Information • Earnings by Business - Supplemental Financial Information • Segment Realignment - Prior Period Financial Information and Performance Metrics • People Served and Performance Metrics - Supplemental Financial Information • Reconciliation of Non-GAAP Financial Measures Page 7 of 16

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended March 31,	
	2026	**2025**
Revenues		
Premiums	$87,561	$86,534
Products	13,250	13,036
Services	9,779	8,972
Investment and other income	1,131	1,033
Total revenues	111,721	109,575
Operating costs		
Medical costs	73,489	73,411
Operating costs	15,390	13,594
Cost of products sold	12,823	12,390
Depreciation and amortization	1,029	1,061
Total operating costs	102,731	100,456
Earnings from operations	8,990	9,119
Interest expense	(955)	(998)
Loss on sale of subsidiary and subsidiaries held for sale	(72)	(15)
Earnings before income taxes	7,963	8,106
Provision for income taxes	(1,482)	(1,632)
Net earnings	6,481	6,474
Earnings attributable to noncontrolling interests	(201)	(182)
Net earnings attributable to UnitedHealth Group common shareholders	$6,280	$6,292
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$6.90	$6.85
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$7.23	$7.20
Diluted weighted-average common shares outstanding	910	918

(a) See page 15 for a reconciliation of non-GAAP measures.

Page 8 of 16

UNITEDHEALTH GROUP CONDENSED CONSOLIDATED BALANCE SHEETS (in millions; unaudited) March 31, 2026 December 31, 2025 Assets Cash and short-term investments ..................................................................................................................................................... $31,229 $28,121 Accounts receivable, net .................................................................................................................................................................... 26,587 23,018 Other current assets ............................................................................................................................................................................ 33,311 39,443 Total current assets ................................................................................................................................................................... 91,127 90,582 Long-term investments ....................................................................................................................................................................... 56,788 54,251 Other long-term assets ....................................................................................................................................................................... 164,729 164,748 Total assets .................................................................................................................................................................................... $312,644 $309,581 Liabilities, redeemable noncontrolling interests and equity Medical costs payable ......................................................................................................................................................................... $39,659 $39,337 Short-term borrowings and current maturities of long-term debt ................................................................................................. 6,477 6,069 Other current liabilities ........................................................................................................................................................................ 67,988 69,491 Total current liabilities ............................................................................................................................................................... 114,124 114,897 Long-term debt, less current maturities ............................................................................................................................................ 71,440 72,320 Other long-term liabilities .................................................................................................................................................................... 21,761 20,666 Redeemable noncontrolling interests ............................................................................................................................................... 1,424 1,608 Equity ..................................................................................................................................................................................................... 103,895 100,090 Total liabilities, redeemable noncontrolling interests and equity ........................................................................................... $312,644 $309,581 Page 9 of 16

UNITEDHEALTH GROUP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited) Three Months Ended March 31, 2026 2025 Operating Activities Net earnings ......................................................................................................................................................................................... $6,481 $6,474 Noncash items: Depreciation and amortization ....................................................................................................................................................... 1,029 1,061 Deferred income taxes and other .................................................................................................................................................. 236 161 Share-based compensation ........................................................................................................................................................... 348 375 Loss on sale of subsidiary and subsidiaries held for sale .......................................................................................................... 72 15 Net changes in operating assets and liabilities ............................................................................................................................... 746 (2,630) Cash flows from operating activities .......................................................................................................................................... 8,912 5,456 Investing Activities (Purchases of investments, net of sales and maturities) sales and maturities of investments, net of purchases ............... (2,352) 1,217 Purchases of property, equipment and capitalized software ........................................................................................................ (763) (898) Cash paid for acquisitions and other transactions, net .................................................................................................................. — (702) Repayment of care provider loans - cyberattack ............................................................................................................................ 82 891 Other, net .............................................................................................................................................................................................. 586 (582) Cash flows used for investing activities .................................................................................................................................... (2,447) (74) Financing Activities Common share repurchases .............................................................................................................................................................. — (3,000) Dividends paid ...................................................................................................................................................................................... (2,005) (1,912) Net change in short-term borrowings and long-term debt ............................................................................................................. (400) 3,911 Other, net .............................................................................................................................................................................................. (587) 1,100 Cash flows (used for) from financing activities ........................................................................................................................ (2,992) 99 Effect of exchange rate changes on cash and cash equivalents ................................................................................................. (7) 15 Increase in cash and cash equivalents, including cash within businesses held for sale ......................................................... 3,466 5,496 Less: change in cash within businesses held for sale ................................................................................................................... 170 (91) Net increase in cash and cash equivalents ..................................................................................................................................... 3,636 5,405 Cash and cash equivalents, beginning of period ............................................................................................................................ 24,365 25,312 Cash and cash equivalents, end of period ...................................................................................................................................... $28,001 $30,717 Page 10 of 16

UNITEDHEALTH GROUP
REVENUES BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions; unaudited)

		Optum				
	UnitedHealthcare	Optum Health (c)	Optum Insight (c)	Optum Rx	Total Optum (a)	UnitedHealth Group Consolidated (a)
Three Months Ended March 31, 2026						
Total revenues	$86,265	$24,109	$5,125	$35,736	$63,749	$111,721
Restructuring and other (2)	—	3	(77)	—	(74)	(74)
Adjusted revenues (b)	$86,265	$24,112	$5,048	$35,736	$63,675	$111,647
Three Months Ended March 31, 2025						
Total revenues	$84,617	$24,837	$5,027	$35,132	$63,885	$109,575

UnitedHealthcare Revenues
(in millions; unaudited)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
UnitedHealthcare Employer & Individual - Domestic	$19,206	$19,066
UnitedHealthcare Employer & Individual - Global	912	782
UnitedHealthcare Employer & Individual - Total	20,118	19,848
UnitedHealthcare Medicare & Retirement	42,082	41,705
UnitedHealthcare Community & State	24,065	23,064
Total UnitedHealthcare revenues	$86,265	$84,617

(a) Optum and consolidated revenues for the three months ended March 31, 2026 and 2025 include Optum eliminations of $1,221 and $1,111; and corporate eliminations of $38,293 and $38,927, respectively.

(b) See page 15 for description of non-GAAP measures.

(c) Prior period amounts have been recast to reflect the realignment of Optum Financial. See page 13 for further discussion.

Note: See end notes for further information regarding non-GAAP adjustments.

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UNITEDHEALTH GROUP
EARNINGS BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except percentages; unaudited)

		Optum				
	UnitedHealthcare	Optum Health (b)	Optum Insight (b)	Optum Rx	Total Optum	UnitedHealth Group Consolidated
Three Months Ended March 31, 2026						
Earnings from operations	$5,694	$1,141	$963	$1,192	$3,296	$8,990
Net portfolio divestitures and South American impacts (1)	—	306	(528)	(8)	(230)	(230)
Restructuring and other (2)	—	(135)	339	—	204	204
Adjusted earnings from operations (a)	$5,694	$1,312	$774	$1,184	$3,270	$8,964
Operating margin	6.6 %	4.7 %	18.8 %	3.3 %	5.2 %	8.0 %
Adjusted operating margin (a)	6.6 %	5.4 %	15.3 %	3.3 %	5.1 %	8.0 %
Three Months Ended March 31, 2025						
Earnings from operations	$5,226	$1,411	$1,164	$1,318	$3,893	$9,119
Operating margin	6.2 %	5.7 %	23.2 %	3.8 %	6.1 %	8.3 %

(a) See page 15 for description of non-GAAP measures.

(b) Prior period amounts have been recast to reflect the realignment of Optum Financial. See page 13 for further discussion.

Note: See end notes for further information regarding non-GAAP adjustments.

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UNITEDHEALTH GROUP
SEGMENT REALIGNMENT - PRIOR PERIOD FINANCIAL INFORMATION AND PERFORMANCE METRICS
(in millions, except percentages)
(unaudited)

Optum Financial Segment Realignment

On January 1, 2026, we realigned certain of our businesses to respond to changes in the markets we serve and the opportunities that are emerging as the health system evolves. Optum Financial, including Optum Bank, which was historically included in Optum Health, is now included in Optum Insight. Our reportable segments remain unchanged and prior period segment financial information has been recast to conform to the 2026 presentation. There was no impact to the results of UnitedHealthcare, Optum Rx or Optum as result of the realignment of Optum Financial. The below tables provide a summary of the recasted segment information and Optum Health consumers served for the comparative prior periods.

	Three Months Ended				Year Ended	
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025	December 31, 2024
Revenues:						
Optum Health	$24,837	$24,725	$25,422	$25,067	$100,051	$103,516
Optum Insight	5,027	5,232	5,320	5,455	21,034	20,356
Optum Rx	35,132	38,459	39,679	41,456	154,726	133,231
Optum Eliminations	(1,111)	(1,191)	(1,244)	(1,645)	(5,191)	(4,146)
Optum	$63,885	$67,225	$69,177	$70,333	$270,620	$252,957
Earnings from Operations:						
Optum Health	$1,411	$429	$41	$(2,996)	$(1,115)	$6,902
Optum Insight	1,164	1,205	920	172	3,461	3,965
Optum Rx	1,318	1,441	1,549	2,885	7,193	5,836
Optum	$3,893	$3,075	$2,510	$61	$9,539	$16,703
Operating Margin:						
Optum Health	5.7 %	1.7 %	0.2 %	(12.0)%	(1.1)%	6.7 %
Optum Insight	23.2	23.0	17.3	3.2	16.5	19.5
Optum Rx	3.8	3.7	3.9	7.0	4.6	4.4
Optum	6.1	4.6	3.6	0.1	3.5	6.6

	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Optum Health Consumers Served (in millions)	95	95	93	92

Page 13 of 16

UNITEDHEALTH GROUP
PEOPLE SERVED AND PERFORMANCE METRICS - SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited)

UnitedHealthcare Customer Profile
(in thousands)

People Served	March 31, 2026	December 31, 2025	March 31, 2025
Commercial:			
Risk-based	7,725	8,165	8,410
Fee-based	22,340	21,485	21,590
Total Commercial	30,065	29,650	30,000
Medicare Advantage	7,555	8,445	8,245
Medicaid	7,160	7,380	7,570
Medicare Supplement (Standardized)	4,270	4,285	4,310
Total Community and Senior	18,985	20,110	20,125
Total UnitedHealthcare - Medical	49,050	49,760	50,125
Supplemental Data			
Medicare Part D stand-alone	2,740	2,770	2,835
South American businesses held for sale	1,160	1,160	1,160

Optum Performance Metrics

	March 31, 2026	December 31, 2025	March 31, 2025
Optum Health Consumers Served (in millions) (a)	93	92	95
Optum Rx Quarterly Adjusted Scripts (in millions)	383	424	408

(a) Prior period amounts have been recast to reflect the realignment of Optum Financial. See page 13 for further discussion.

Page 14 of 16

UNITEDHEALTH GROUP RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Use of Non-GAAP Financial Measures Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin and adjusted revenues are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments made to these measures are as follows: Intangible Amortization: Adjusted net earnings per share excludes intangible amortization from the relevant GAAP measure. As amortization fluctuates based on the size and timing of the company’s acquisition activity, management believes this exclusion provides a more useful comparison of the company’s underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share. Net Portfolio Divestitures and South American Impacts: Adjusted net earnings per share, adjusted earnings from operations and adjusted operating margin exclude net portfolio divestitures and South American impacts. Net portfolio divestitures and South American impacts relate to the actions taken by management in the fourth quarter of 2025 as a result of a strategic review of our assets and businesses aimed at advancing and scaling our operations, including our value-based care business at Optum Health. In the first quarter of 2026, these actions resulted in a net gain on the sales of businesses previously classified as held for sale as of December 31, 2025 and net incremental losses on other businesses held for sale, including our remaining South American operations. Portfolio divestitures are not representative of the Company's underlying business and management believes that the exclusion of these items presents a more useful comparison of the Company’s underlying business performance and trends from period to period. Restructuring and Other: Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin and adjusted revenues exclude restructuring and other items. In the first quarter of 2026, restructuring and other items included a contribution to the United Health Foundation ($400 million) funded by the cash gain on the disposition of an Optum Insight business. This was partially offset by the reduction of loss contract reserves established in the fourth quarter of 2025 ($137 million) and net valuation gains on equity securities ($59 million). These items are not representative of the Company's underlying business and management believes that the exclusion of these items presents a more useful comparison of the Company’s underlying business performance and trends from period to period. Adjusted earnings per share for the projected year ended December 31, 2026 excludes the expected reduction of loss contracts reserves of $402 million in addition to the $137 million recognized in the first quarter of 2026. Page 15 of 16

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data; unaudited)

Adjusted Net Earnings Per Share

	Three Months Ended March 31,		Projected Year Ended December 31,
	2026	2025	2026
Net earnings attributable to UnitedHealth Group common shareholders	$6,280	$6,292	> $15,800
Intangible amortization	334	417	~1,325
Net portfolio divestitures and South American impacts (1)	(158)	—	~(60)
Restructuring and other (2)	204	—	~(200)
Tax effect of adjustments	(82)	(102)	~(255)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$6,578	$6,607	> $16,610
Diluted earnings per share	$6.90	$6.85	> $17.35
Intangible amortization per share	0.37	0.46	~1.45
Net portfolio divestitures and South American impacts per share	(0.17)	—	~(0.05)
Restructuring and other per share	0.22	—	~(0.20)
Tax effect of adjustments per share	(0.09)	(0.11)	~(0.30)
Adjusted diluted earnings per share	$7.23	$7.20	> $18.25

End Notes

(1) Net portfolio divestitures and South American impacts for the three months ended March 31, 2026 includes net gains on dispositions and businesses held for sale and $72 million of incremental losses related to South American businesses held for sale. For the three months ended March 31, 2025, net gains on dispositions and South American impacts were not significant.

(2) Restructuring and other for the three months ended March 31, 2026 includes net valuation gains on equity securities. For the three months ended March 31, 2025 net valuation gains were not significant.

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